NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: March 13, 2003

CONTACT: Dale G. Rettinger - (304) 842-3597 http://www.petd.com

PDC Announces Stock Repurchase Program

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced its board of directors has authorized the repurchase of up to 5% of the company's common stock (785,000 shares) on the open market. The authorized repurchase period extends to the end of 2004.

Steven R. Williams, president, said, "The Board's decision reflects PDC's strong financial position and our belief that the common stock of Petroleum Development is an attractive use of a portion of our available cash."

Repurchases can be made from time to time on the open market at the discretion of management as market conditions warrant. Any shares repurchased will be retired.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies and is recognized by Forbes magazine as one of America's best-run, small-cap oil and gas companies. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597